Exhibit 99.1

    McGrath RentCorp Announces Results for Fourth Quarter and Year-end; EPS Increases 31% for the Year; Company Announces 2-for-1 Stock Split and 27%
                               Dividend Increase

    LIVERMORE, Calif.--(BUSINESS WIRE)--Feb. 24, 2005--McGrath RentCorp (NASDAQ:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for general purpose and communications needs, today announced revenues for the quarter ended December 31, 2004, of $59.3 million, compared to $37.1 million in the fourth quarter of 2003. The Company reported net income of $8.8 million, or $0.70 per diluted share, compared to $7.0 million, or $0.57 per diluted share, in the fourth of quarter 2003. During the quarter, rental revenues increased 84%, largely attributable to the Company's TRS-RenTelco division. McGrath purchased substantially all the general purpose and communications test equipment assets of Dallas-based TRS, a division of CIT Group Inc. (NYSE:CIT) on June 2, 2004. Results for the fourth quarter and for the twelve months of 2004 include the results of TRS since that date.
    Total revenues for the twelve months ended December 31, 2004, were $202.5 million, compared to $131.0 million in the same twelve-month period in 2003. Net income for the twelve months ended December 31, 2004, increased to $30.0 million, or $2.42 per diluted share, a 31% increase, compared to net income of $22.7 million, or $1.85 per diluted share, in the prior year period.
    The Company also announced that the board of directors approved a 2-for-1 stock split and a proportional increase in the number of common shares outstanding from 12,284,749 to 24,569,498. Each shareholder of record as of March 11, 2005 will receive one additional share for each outstanding share held on the record date. Trading will begin on a split-adjusted basis on March 25, 2005. The board of directors also declared a post-split cash dividend of $0.14 per common share for the quarter ended March 31, 2005, an increase of 27%. On an annualized basis, this dividend represents a 2.7% yield based on the February 23, 2005, closing price. The cash dividend will be payable on April 29, 2005, to all shareholders of record on April 15, 2005. The 2004 results disclosed in this release are not adjusted to reflect the 2-for-1 stock split unless described as such.
    In the fourth quarter of 2004, Mobile Modular had record rental revenues of $19.1 million that contributed to an 11% increase in total modular revenues to $30.7 million. Mobile Modular's fourth quarter pre-tax income decreased 2% to $9.8 million from $10.0 million a year earlier predominantly due to increases in maintenance expenses associated with the preparation of unutilized equipment targeted for potential rental opportunities in 2005, as well as higher allocated overhead and interest expenses. Fourth quarter rental revenues at TRS-RenTelco increased to $18.5 million from $3.6 million in the fourth quarter of 2003, primarily from the TRS contribution, which resulted in divisional pre-tax income of $3.9 million, compared to pre-tax income of $1.1 million in the fourth quarter of 2003. Also, as a result of the acquired TRS operations, the fourth quarter effective tax rate was reduced from 39.9% to 35.0% due to recording a cumulative true-up adjustment for the state income tax accrual rate, increasing net income by $0.7 million or $0.05 per diluted share.
    "These results demonstrate the ongoing strength of Mobile Modular's California classroom rental business, and in particular, strong classroom booking levels experienced in early 2004 for modernization and reconstruction projects," stated Dennis Kakures, President & CEO. "The $19.1 million in rental revenues was our highest quarter ever for our modular rental division. This growth reflects our success as the leader in providing interim facilities to school districts throughout California. In addition, we continue to be pleased with the order activity we are generating in the Florida market, which we entered less than a year ago. Based upon our results to date, we are enthusiastic about the prospects for developing a meaningful educational rental business in Florida.
    "Our test equipment rental business turned in a solid quarter as we continued to work on key integration projects. With the initial steps of integrating TRS-RenTelco in place, we are turning our full attention to optimizing our day-to-day execution. We are excited about the potential our industry leadership position, operating efficiencies, and talented work force affords TRS-RenTelco in positioning it for earnings growth in the years ahead.
    "The 27% increase in the first quarter 2005 dividend is a one-time step up in the dividend pay out related to the TRS acquisition and reflects the increased amount of free cash flow that TRS is providing. Looking forward, we expect any future dividend increases beyond 2005 to generally reflect increases in our underlying growth rates. In our view, we create value for shareholders employing free cash flow and available debt capacity on strategic growth opportunities that we believe may result in increased earnings, and distributing excess cash flow in the form of dividends."

    Fourth Quarter 2004 Highlights as Compared to Fourth Quarter 2003

    -- Rental revenues increased 84% to $37.7 million. Within rental revenues, Mobile Modular increased 13% to $19.1 million, driven by California educational rentals; and RenTelco increased $15.0 million to $18.5 million, primarily due to TRS's contribution since June 2, 2004.

    -- Sales revenues increased 30% to $14.7 million, primarily due to increased sales volume of TRS-RenTelco, offset by lower sales volumes at Mobile Modular and Enviroplex, resulting in a gross profit increase of $1.1 million. Sales revenues and margins can fluctuate from quarter to quarter depending on customer requirements and funding.

    -- Depreciation of rental equipment increased 257% to $11.7 million, primarily due to the purchase of TRS rental assets.

    -- Operating cash flow increased 67% to $31.0 million, primarily due to the revenue and net income contribution of the acquired TRS operations.

    -- Debt decreased $11.1 million during the quarter to $151.9 million with the Company's total liabilities to equity ratio decreasing from 2.05 to 1 as of September 30, 2004, to 1.85 to 1 as of December 31, 2004. At December 31, 2004, the Company, under existing bank lines of credit, had capacity to borrow up to an additional $43.1 million.

    -- Dividends increased to $0.22 per share for the fourth quarter 2004 as compared to $0.20 per share for the fourth quarter 2003.

    We suggest that this press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    Financial Guidance

    Giving effect to the announced 2-for-1 stock split, the Company expects its 2005 full-year earnings per share guidance to be in a range of $1.45 to $1.55 per diluted share. This guidance range excludes the impact of the third quarter of 2005 adoption of Statement of Financial Standards No. 123R, "Share Based Payment", which requires the expensing of stock options at fair value effective for quarters beginning after June 15, 2005. Assuming the effective date for these rules is not extended, the Company anticipates application on a retrospective basis and expects the impact to reduce 2005 diluted earnings per share by approximately $0.05 per share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of February 24, 2005. Actual 2005 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customer's temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. McGrath RentCorp's majority owned subsidiary, Enviroplex, Inc., manufactures and sells classrooms directly to school districts in California.
    The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    Conference Call Note: As previously announced in its press release of January 27, 2005, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 24, 2005 to discuss the fourth quarter 2005 results. To participate in the teleconference, dial 1-800-218-0204 (international callers dial 1-303-262-2130). In addition, a live webcast and replay of the call may be found in the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.) or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11019909.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include, our expectation regarding the opportunity for a meaningful educational rental business in Florida, our expectation regarding our ability to grow the TRS-RenTelco business in 2005 and its earnings in the years ahead, our expectation regarding the step-up in our dividend level due to the increased amount of free cash flow that TRS is providing and our expectations regarding our dividend levels in 2005 and beyond 2005, our future dividend increases generally, our belief that strategic growth opportunities may result in increased earnings, our annualized dividend yield, and our 2005 full-year earnings per share guidance. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.



MCGRATH RENTCORP
Consolidated earnings, balance sheet and segment data follow:
(in thousands, except per share amounts)
---------------------------------------------------------------------
                              Three  Months Ended  Twelve Months Ended
                                  December 31,         December 31,
                              -------------------  -------------------
                                 2004       2003       2004     2003
----------------------------  --------   --------   --------  -------

REVENUES
--------
  Rental                     $ 37,662   $ 20,426   $120,358  $76,678
  Rental Related Services       6,640      5,192     23,907   16,746
                              --------   --------   --------  -------
    Rental Operations          44,302     25,618    144,265   93,424
  Sales                        14,673     11,249     57,162   36,745
  Other                           337        204      1,093      802
                              --------   --------   --------  -------
          Total Revenues       59,312     37,071    202,520  130,971
                              --------   --------   --------  -------

COSTS AND EXPENSES
------------------
  Direct Costs of Rental
   Operations
    Depreciation of Rental
     Equipment                 11,701      3,277     32,426   12,745
    Rental Related Services     4,926      3,482     15,172   10,356
    Other                       6,793      4,079     24,007   18,623
                              --------   --------   --------  -------
          Total Direct Costs
           of Rental
           Operations          23,420     10,838     71,605   41,724
  Costs of Sales               10,405      8,083     43,134   25,913
                              --------   --------   --------  -------
          Total Costs          33,825     18,921    114,739   67,637
                              --------   --------   --------  -------
             Gross Margin      25,487     18,150     87,781   63,334
  Selling and Administrative   10,411      5,753     33,705   22,626
                              --------   --------   --------  -------
    Income from Operations     15,076     12,397     54,076   40,708
  Interest                      1,664        583      5,188    2,668
                              --------   --------   --------  -------
    Income Before Provision
     for Income Taxes and
     Minority Interest in
     Income of Subsidiary      13,412     11,814     48,888   38,040
  Provision  for Income Taxes   4,688      4,714     18,843   15,178
                              --------   --------   --------  -------
    Income Before Minority
     Interest in Income of
     Subsidiary                 8,724      7,100     30,045   22,862
  Minority Interest in
   Income of Subsidiary           (34)        81         48      170
                              --------   --------   --------  -------
     Net Income              $  8,758   $  7,019   $ 29,997  $22,692
                              ========   ========   ========  =======

Earnings Per Share:
  Basic                      $   0.72   $   0.58   $   2.46  $  1.87
  Diluted                    $   0.70   $   0.57   $   2.42  $  1.85
Shares Used in Per Share
 Calculation:
  Basic                        12,232     12,119     12,172   12,125
  Diluted                      12,510     12,274     12,402   12,259


                             December   December
                                 31,        31,
BALANCE SHEET DATA              2004       2003
------------------            --------   --------
Rental Equipment, net        $357,788   $232,046
Total Assets                  474,280    323,858
Notes Payable                 151,888     47,266
Shareholders' Equity          166,888    143,978


----------------------------------------------------------------------
 SEGMENT DATA            Modulars  Electronics Enviroplex Consolidated
 -------------           --------  ----------- ---------- ------------
 Three Months Ended
 December 31,
 -------------------
 2004
 Rental Revenues         $ 19,146    $ 18,516     $   --     $ 37,662
 Rental Related Services
  Revenues                  5,903         737         --        6,640
 Sales and Other Revenues   5,680       7,925      1,405       15,010
 Total Revenues            30,729      27,178      1,405       59,312
 Depreciation of Rental
  Equipment                 2,173       9,528         --       11,701
 Gross Margin              15,527       9,643        317       25,487
 Interest Expense
  (Income) Allocation       1,145         578        (59)       1,664
 Income Before Provision
  for Income Taxes and
  Minority
      Interest in Income
       of Subsidiary        9,761       3,887       (236)      13,412
 Rental Equipment
  Acquisitions             11,341       7,898         --       19,239
 Accounts Receivable, net
  (period end)             28,237      22,558      3,051       53,846
 Rental Equipment, at
  cost (period end)       339,537     149,437         --      488,974
 Rental Equipment, net
  (period end)            245,924     111,864         --      357,788
 Utilization
  (period end)(1)            86.1%       61.6%
 Average Utilization (1)     86.3%       63.9%

 2003
 Rental Revenues         $ 16,875    $  3,551     $   --     $ 20,426
 Rental Related Services
  Revenues                  5,051         141         --        5,192
 Sales and Other Revenues   5,720       1,838      3,895       11,453
 Total Revenues            27,646       5,530      3,895       37,071
 Depreciation of Rental
  Equipment                 1,972       1,305         --        3,277
 Gross Margin              14,702       2,318      1,130       18,150
 Interest Expense
  (Income) Allocation         557          71        (45)         583
 Income Before Provision
  for Income Taxes and
  Minority
      Interest in Income
       of Subsidiary        9,960       1,057        797       11,814
 Rental Equipment
  Acquisitions              4,623         737         --        5,360
 Accounts Receivable, net
  (period end)             26,616       3,664      1,919       32,199
 Rental Equipment, at
  cost (period end)       304,905      34,448         --      339,353
 Rental Equipment, net
  (period end)            215,589      16,457         --      232,046
 Utilization
 (period end)(1)             84.6%       45.2%
 Average Utilization (1)     85.1%       46.6%
----------------------------------------------------------------------


 SEGMENT DATA            Modulars  Electronics Enviroplex Consolidated
 -------------           --------  ----------- ---------- ------------
 Twelve Months Ended
 December 31,
 -------------------
 2004
 Rental Revenues         $ 71,460    $ 48,898    $    --     $120,358
 Rental Related Services
  Revenues                 22,142       1,765         --       23,907
 Sales and Other Revenues  28,061      20,940      9,254       58,255
 Total Revenues           121,663      71,603      9,254      202,520
 Depreciation of Rental
  Equipment                 8,374      24,052         --       32,426
 Gross Margin              59,812      25,986      1,983       87,781
 Interest Expense
  (Income) Allocation       3,947       1,412       (171)       5,188
 Income Before Provision
  for Income Taxes and
  Minority
      Interest in Income
       of Subsidiary       37,850      10,718        320       48,888
 Rental Equipment
  Acquisitions             44,679     132,379         --      177,058
 Accounts Receivable, net
  (period end)             28,237      22,558      3,051       53,846
 Rental Equipment, at
  cost (period end)       339,537     149,437         --      488,974
 Rental Equipment, net
  (period end)            245,924     111,864         --      357,788
 Utilization
  (period end)(1)            86.1%       61.6%
 Average Utilization (1)     85.6%       61.7%

 2003
 Rental Revenues         $ 63,948    $ 12,730    $    --     $ 76,678
 Rental Related Services
  Revenues                 16,203         543         --       16,746
 Sales and Other Revenues  18,973       7,567     11,007       37,547
 Total Revenues            99,124      20,840     11,007      130,971
 Depreciation of Rental
  Equipment                 7,377       5,368         --       12,745
 Gross Margin              52,007       8,071      3,255       63,333
 Interest Expense
  (Income) Allocation       2,505         343       (180)       2,668
 Income Before Provision
  for Income Taxes and
  Minority
      Interest in Income
       of Subsidiary       33,357       3,290      1,393       38,040
 Rental Equipment
  Acquisitions             27,637       4,790         --       32,427
 Accounts Receivable, net
  (period end)             26,616       3,664      1,919       32,199
 Rental Equipment, at
  cost (period end)       304,905      34,448         --      339,353
 Rental Equipment, net
  (period end)            215,589      16,457         --      232,046
 Utilization
  (period end)(1)            84.6%       45.2%
 Average Utilization (1)     84.2%       45.3%
----------------------------------------------------------------------

(1) Utilization is calculated each month by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. The average utilization for the period is calculated using the average costs of rental equipment.



    CONTACT: McGrath RentCorp
             Thomas J. Sauer, 925-606-9200